THURSDAY JULY 9, 12:36 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: PARACELSIAN, INC.

PARACELSIAN ANNOUNCES STRATEGIC ALLIANCE WITH R.P. SCHERER

ITHACA, N.Y., July 9 /PRNewswire/ -- (Nasdaq: PRLN - news) Paracelsian, Inc. (http://www.paracelsian.com) announced today that it has signed a definitive agreement with R.P. Scherer (NYSE: SHR - news) that establishes R.P. Scherer
North America as Paracelsian's exclusive agent for the marketing and distribution of its BioFIT Certification program. In addition, the Agreement provides for collaboration between the two companies in the development of new dietary supplements and OTC products.

R.P. Scherer (http://www.rpscherer.com), is a leading manufacturer of herbal and other dietary supplement products, and the world leader in soft gel technology and drug delivery systems.

The agreement between Paracelsian and R.P. Scherer covers the North American market and calls for negotiation of a worldwide agreement within 90 days, on terms and conditions essentially equivalent to those in the North American agreement. Revenues to Paracelsian from this agreement include development fees, certification fees, and minimum required royalty payments.

"This represents significant value to Paracelsian and its shareholders", stated Bernie Landes, Paracelsian's President and CEO. "The agreement covers the cost of developing and running the BioFIT Certification Program, while also providing a continuing, growing, and highly profitable royalty stream," he added.

"The past several months have been particularly difficult because of the pressure to meet the expectations of stockholders to complete a deal with a major corporate partner, thereby validating our new corporate strategy. Fortunately, we were able to proceed in a prudent manner to reach a deal with the partner that we believe will maximize value for Paracelsian shareholders. This partnership supersedes any prior discussions with other potential partners in the degree of credibility and value it adds to Paracelsian's core technology," Landes concluded.

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Under the terms of the North  American  agreement,  Paracelsian  will  initially complete development of 10 BioFit assay systems. R.P. Scherer will receive exclusive BioFit marketing and distribution rights. R.P. Scherer will pay Paracelsian fees concurrent with the completion of BioFIT assay systems, certification of products, and completion of agreements with new customers. The terms of the agreement call for Paracelsian to receive royalties on the sale of all BioFIT certified products and the establishment of minimum royalty payments. In addition to these fees, Scherer agrees to pay Paracelsian a per batch fee for ongoing certification of products on a batch to batch basis. These fees represent a significant additional source of revenue to Paracelsian.

"R.P. Scherer is pleased to conclude this agreement with Paracelsian. The exclusive right to produce and market herbal products under the BCP further strengthen R.P. Scherer's leadership in the herbal category, today and in the future," said David Heyens, VP of R.P. Scherer's Nutritional Division. "We are excited to promote this program and are committed to an aggressive marketing program."

R.P. Scherer Corporation an international developer and manufacturer of drug delivery systems, is the world's largest producer of soft gelatin capsules ("soft gels"). The company is currently developing and commercializing a variety of advanced drug delivery systems. The company's proprietary drug delivery systems improve the efficacy of drugs by regulating the dosage so as to ease administration, increase absorption, enhance bioavailability and control the time and place of release. The company operates a global network of 19 facilities in 12 countries.

Paracelsian is a unique biotechnology company whose business centers on the development and application of functional bioassays. These assays are used for Quality Assurance of herbs, botanicals and other dietary supplements, in the development of dietary supplement, OTC and pharmaceutical products, and in monitoring environmental toxins and identifying carcinogens.

Notice: This news release may contain forward-looking statements.

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Investors are cautioned that such  forward-looking  statements involve risks and uncertainties, including but not limited to, the results of research and development efforts, the effect of regulation by the United States Food and Drug Administration and other agencies, the impact of competitive products, product development commercialization and technological difficulties, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission.

No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.


SOURCE: Paracelsian, Inc.


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